Exhibit 10.6

NON-REDEMPTION AGREEMENT

THIS NON-REDEMPTION AGREEMENT (this “Agreement”), dated as of September 16, 2022, is made by and among Intuitive Machines, LLC, a Texas limited liability company (the “Company”), Inflection Point Acquisition Corp., a Cayman Islands exempted company (“IPAX”), and Kingstown 1740 Fund L.P., a Delaware limited partnership (“Kingstown”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, on the date hereof, IPAX and the Company entered into a Business Combination Agreement (as it may be further amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which IPAX and the Company intend to consummate a business combination (the “Business Combination”);

WHEREAS, immediately prior to the closing of the Business Combination (the “Closing”), IPAX will transfer by way of continuation to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the Companies Act (As Revised) of the Cayman Islands (the “Domestication”);

WHEREAS, as of the date hereof, Kingstown owns 2,900,000 Purchaser Class A Ordinary Shares (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Purchaser Class A Ordinary Shares), extraordinary cash dividend (which adjustment shall be subject to the reasonable mutual agreement of IPAX and the Company), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Purchaser Class A Ordinary Shares) (the “Pre-Domestication Investor Shares”);

WHEREAS, in connection with the Domestication, each then issued and outstanding Purchaser Class A Ordinary Share will convert automatically, on a one-for-one basis, into a share of Domesticated Purchaser Class A Common Stock;

WHEREAS, in connection with the Closing, IPAX will provide holders of shares of Domesticated Purchaser Class A Common Stock the opportunity to elect redemption of such shares of Domesticated Purchaser Class A Common Stock;

WHEREAS, at the Closing, as a result of the Domestication, Kingstown will own 2,900,000 shares of Domesticated Purchaser Class A Common Stock (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Purchaser Class A Ordinary Shares or shares of Domesticated Purchaser Class A Common Stock), extraordinary cash dividend (which adjustment shall be subject to the reasonable mutual agreement of IPAX and the Company), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Purchaser Class A Ordinary Shares or shares of Domesticated Purchaser Class A Common Stock) (the “Post-Domestication Investor Shares”; as used herein, “Investor Shares” shall mean (a) prior to the Domestication, the Pre-Domestication Investor Shares, and (b) following the Domestication, the Post-Domestication Investor Shares); and

WHEREAS, in furtherance of the transactions contemplated by the Business Combination Agreement, Kingstown desires to commit to, among other things, not redeem the Investor Shares.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1

AGREEMENTS OF KINGSTOWN

Section 1.01. Kingstown hereby waives any right that it may have to elect to have IPAX redeem any Investor Shares and agrees, for the benefit of IPAX and the Company, not to redeem, or to submit a request to IPAX’s transfer agent to redeem or otherwise exercise any right to redeem, the Investor Shares. The waiver granted by Kingstown pursuant to this Section 1.01 is irrevocable unless and until this Agreement is terminated in accordance with Section 3.01 and is granted in consideration of IPAX and the Company entering into this Agreement and incurring certain related fees and expenses and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

Section 1.02. Kingstown hereby agrees, for the benefit of IPAX and the Company, that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with it, will, prior to the Closing (a) engage in any hedging transactions or Short Sales (as defined below) with respect to securities of IPAX that are designed to or which would (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)) lead to or result in a sale or disposition of the Investor Shares, even if such Investor Shares would be disposed of by a person other than Kingstown, (b) offer for sale, sell (including Short Sales), transfer (including by operation of law), place a lien on, pledge, convert, assign or otherwise dispose of (including by gift, merger, tendering into any tender offer or exchange offer or otherwise) or encumber (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement, arrangement, undertaking or understanding (including any profit-sharing arrangement) with respect to, or consent to, a direct or indirect Transfer of, any or all of the Investor Shares, or (c) take any action that would have the effect of preventing or materially delaying the performance of its obligations hereunder. For purposes of this Section 1.02, “Short Sales” shall include, without limitation, (i) all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage or other similar financing arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and (iii) sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

Section 2.01. Kingstown represents and warrants as of the date hereof to the Company and IPAX as follows:

(a) Kingstown is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Kingstown’s powers and have been duly authorized by all necessary actions on the part of Kingstown. This Agreement has been duly executed and delivered by Kingstown and, assuming due authorization, execution and delivery by the Company and IPAX, this Agreement constitutes a legally valid and binding obligation of Kingstown, enforceable against Kingstown in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) The execution and delivery of this Agreement by Kingstown does not, and the performance by Kingstown of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of Kingstown or (ii) require any consent or approval that has not been given or other action that has not been taken by any person, in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Kingstown of its obligations under this Agreement. Kingstown has full right and power to enter into this Agreement.

(c) Kingstown is, and as of the Closing Date will be, the beneficial owner of the Investor Shares, free and clear of any charge, limitation, condition, mortgage, lien, security interest, adverse claim, encumbrance or restriction of any kind, except with respect to applicable federal, state and local securities laws and the organizational documents of IPAX.

(d) Kingstown is not entering into the transactions contemplated by this Agreement to create actual or apparent trading activity in Purchaser Class A Ordinary Shares (or any security convertible into or exchangeable for Purchaser Class A Ordinary Shares) or to raise or depress or otherwise manipulate the price of Purchaser Class A Ordinary Shares (or any security convertible into or exchangeable for Purchaser Class A Ordinary Shares) or otherwise in violation of the Exchange Act.

Section 2.02. The Company represents and warrants as of the date hereof to IPAX and Kingstown as follows:

(a) The Company is duly organized, validly existing and in good standing under the laws of the State of Texas, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Company’s limited liability company powers and have been duly authorized by all necessary corporate actions on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by IPAX and Kingstown, this Agreement constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Company or (ii) require any consent or approval that has not been given or other action that has not been taken by any person, in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Company of its obligations under this Agreement. The Company has full right and power to enter into this Agreement.

(c) The Company is not entering into the transactions contemplated by this Agreement to create actual or apparent trading activity in Purchaser Class A Ordinary Shares (or any security convertible into or exchangeable for shares of Purchaser Class A Ordinary Shares) or to raise or depress or otherwise manipulate the price of Purchaser Class A Ordinary Shares (or any security convertible into or exchangeable for shares of Purchaser Class A Ordinary Shares) or otherwise in violation of the Exchange Act.

Section 2.03. IPAX represents and warrants as of the date hereof to the Company and Kingstown as follows:

(a) IPAX is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within IPAX’s company powers and have been duly authorized by all necessary corporate actions on the part of IPAX. This Agreement has been duly executed and delivered by IPAX and, assuming due authorization, execution and delivery by the Company and Kingstown, this Agreement constitutes a legally valid and binding obligation of IPAX, enforceable against IPAX in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) The execution and delivery of this Agreement by IPAX does not, and the performance by IPAX of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of IPAX or (ii) require any consent or approval that has not been given or other action that has not been taken by any person, in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by IPAX of its obligations under this Agreement. IPAX has full right and power to enter into this Agreement.

(c) The Company is not entering into the transactions contemplated by this Agreement to create actual or apparent trading activity in the Purchaser Class A Ordinary Shares (or any security convertible into or exchangeable for shares of Purchaser Class A Ordinary Shares) or to raise or depress or otherwise manipulate the price of the Purchaser Class A Ordinary Shares (or any security convertible into or exchangeable for shares of Purchaser Class A Ordinary Shares) or otherwise in violation of the Exchange Act.

ARTICLE 3

MISCELLANEOUS

Section 3.01. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest to occur of (a) the termination of the Business Combination Agreement in accordance with its terms, (b) the Closing of the Business Combination and (c) the mutual written consent of the parties hereto. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any person in respect hereof or the transactions contemplated hereby; provided that, notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to Section 3.01(a) shall not affect any liability on the part of any party for an intentional breach of this Agreement. This Article 3 shall survive the termination of this Agreement.

Section 3.02. Kingstown has no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have now or in the future. In the event Kingstown has any Claim against IPAX under this Agreement, Kingstown shall pursue such Claim solely against IPAX and its assets outside the Trust Account and not against the property or any monies in the Trust Account.

Section 3.03. Notwithstanding anything in this Agreement to the contrary, Kingstown agrees that each of IPAX and the Company shall have the right to publicly disclose the name of Kingstown, its investment adviser or any of their respective affiliates, Kingstown’s beneficial ownership of shares of Purchaser Class A Ordinary Shares or Domesticated Purchaser Class A Common Stock, or the nature of Kingstown’s commitments, arrangements and understandings under and relating to this Agreement in any press release issued by IPAX and/or the Company, any Current Report on Form 8-K filed by IPAX with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the execution and delivery of this Agreement and any registration statement filed or amended on or after the date of this Agreement. Kingstown shall promptly provide any information reasonably requested by IPAX or the Company for any regulatory application or filing made or approval sought in connection with the Business Combination (including filings with the SEC). Prior to making any such public disclosure, IPAX and the Company shall each use commercially reasonable efforts to provide Kingstown with a copy of any such public filing, press release or other public disclosure that refers directly to Kingstown’s commitment pursuant to this Agreement prior to such filing or announcement.

Section 3.04. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 3.05. Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 3.05.

Section 3.06. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.07. This Agreement and the documents or instruments referred to herein embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the parties hereto with respect to the subject matter contained herein.

Section 3.08. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the parties hereto, and any assignment without such consent shall be null and void, ab initio; provided that no such assignment shall relieve the assigning party of its obligations hereunder.

Section 3.09. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that monetary damages may not be an adequate remedy for such breach and the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware.

Section 3.10. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by the parties hereto.

Section 3.11. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 3.12. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including email), with affirmative confirmation of receipt, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice): To the Company:

If to the Company:

Intuitive Machines, LLC

3700 Bay Area Blvd.

Houston, TX 77058

[Phone]

Attention: [ ● ]

Email: [ ● ]

with a copy (which copy shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, D.C. 20004-1304

Attn:  Rachel W. Sheridan; Nick S. Dhesi

Email: rachel.sheridan@lw.com; ramnik.dhesi@lw.com

If to IPAX:

Inflection Point Acquisition Corp.

34 East 51st Street

5th Floor

New York, New York 10022

Attn:  Michael Blitzer

Email: blitzer@kingstowncapital.com

in each case, with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attn:  Joel Rubinstein; Matthew Kautz

Email: joel.rubinstein@whitecase.com; mkautz@whitecase.com

If to Kingstown:

c/o Kingstown Capital Management L.P.

34 East 51st Street

5th Floor

New York, New York 10022

Attn:  Michael Blitzer

Email: blitzer@kingstowncapital.com

in each case, with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attn:  Joel Rubinstein; Matthew Kautz

Email: joel.rubinstein@whitecase.com; mkautz@whitecase.com

Section 3.13. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed on their behalf as of the date first written above.

INTUITIVE MACHINES, INC.

By:	/s/ Steven J. Altemus
Name:	Steven J. Altemus
Title:	President & CEO

[Signature Page to Non-Redemption Agreement]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed on their behalf as of the date first written above.

INFLECTION POINT ACQUISITION CORP.

By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Co-Chief Executive Officer

[Signature Page to Non-Redemption Agreement]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed on their behalf as of the date first written above.

KINGSTOWN 1740 FUND L.P.

By: Kingstown Capital Management L.P., its investment manager

By: Kingstown Management GP LLC, general partner of Kingstown Capital Management L.P.

By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Managing Member

[Signature Page to Non-Redemption Agreement]